Immediate
          Daniel  P.  Zoellner
          314/877-7052


                        RALCORP HOLDINGS, INC. ANNOUNCES
              EARNINGS FROM EQUITY INVESTMENT IN VAIL RESORTS, INC.


ST. LOUIS, MO, MARCH 10, 1999 With today's announcement by Vail Resorts, Inc. of its six month and second fiscal quarter results ended January 31, 1999, Ralcorp Holdings, Inc. is able to calculate the equity earnings that will be reflected in its results for the six months and second fiscal quarter ending March 31, 1999. Ralcorp reports equity earnings from its Vail investment on a two-month lag due to Vail Resorts' fiscal year ending on July 31st compared to a Ralcorp fiscal year end of September 30th. Ralcorp holds 7.55 million shares of Vail Resorts common stock, which equates to an approximate 21.9 percent equity interest in Vail Resorts. In addition to the pure equity earnings calculation, Ralcorp also includes amortization income of approximately $1.9 million, annually. Such amortization income is a result of the January 1997 transaction in which Ralcorp sold its ski resort holdings to Vail Resorts.

For its second fiscal quarter ending March 31, 1999, Ralcorp Holdings will reflect $4.1 million of non-cash, pre-tax earnings from its equity investment in Vail Resorts, Inc. In the comparable prior year quarter, Ralcorp recorded $6.2 million of equity earnings, or approximately $.12 in diluted earnings per share. For the six months ended March 31, 1999, Ralcorp will reflect $.1 million of non-cash, pre-tax equity earnings, compared to $4.2 million of equity earnings, or approximately $.08 per diluted share for the six months ended March 31, 1998.

Ralcorp is a leading manufacturer of private label ready-to-eat and hot cereals, crackers and cookies, and snack nuts. With its recently announced acquisition of Martin Gillet & Co., Inc. (announced March 4, 1999), Ralcorp also holds a leading position in the production of private label mayonnaise and shelf-stable salad dressings.

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